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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Verizon Communications Inc. and Verizon Global Funding Corp. (a wholly-owned subsidiary of Verizon Communications Inc.) of our report dated February 14, 2000, except as to the pooling-of-interests with GTE Corporation, which is as of June 30, 2000, on our audits of the consolidated financial statements and financial statement schedule of Verizon Communications Inc. and its subsidiaries as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, which appears in the Verizon Communications Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

November 8, 2001